Exhibit 10.15


                Employment Agreement between the Registrant and James D. Fabris
                                Dated November 18, 1997


November 18, 1997

Mr. James D. Fabris
13633 Elgin Drive
Carmel, IN  46032


Dear Jim:

I am pleased to offer you the position of Executive Vice President of Operations for Hurco Companies, Inc. effective January 1, 1998 reporting to myself.

Your responsibilities in this new position include: management of all machine tool and controls manufacturing, engineering, material control, and quality assurance for the cor-poration.

In addition you are responsible for the sales, marketing, and service for all the Company's products in the Asia Pacific Region and the sales, marketing, and service of ATI and ICP product lines.

COMPENSATION

Your base salary is increased to $160,000 per year effective January 1, 1998.

Salary reviews are held in January of each year in accordance with the Compensation Committee of the Board of Directors review cycle.

The Corporate Performance Annual Bonus Plan is based upon the financial performance of the Corporation and annual accomplishments subject to the approval of the Compen-sation Committee of the Board of Directors.

We will finalize your 1998 objectives and 1998 bonus plan by January 15, 1998.

STOCK OPTIONS

As a key employee in the management of the Corporation's performance and future stra-tegic direction, you will be awarded stock options in accordance with the Corporation's Stock Option Plan and as approved by the Board of Directors.

Mr. James D. Fabris
Page 2
November 18, 1997


EMPLOYEE FRINGE BENEFITS

In addition to the Corporation's standard benefit package, key executives are provided additional fringe benefits including split dollar life insurance coverage, an opportunity to participate in the Deferred Compensation Plan and additional short term and long term disability insurance.

COMPANY CAR

The Corporation will provide you with a company car and pay for normal operating expenses, subject to the standard IRS regulations.

SEVERANCE

I have included the following employment severance agreement. In the event Hurco ter-minates your employment as Executive Vice President, for reasons other than gross mis-conduct, Hurco shall pay you twelve (12) months severance, at the then present base salary rate, from the date you are relieved of your responsibilities which would be thirty (30) days following a written notice. Health and life insurance benefits will be maintained during the twelve month severance period or until you have obtained alternate employment, if earlier. The Corporation will also provide you with the services of a professional outplacement firm.

In the event you resign prior to the termination of your employment, Hurco will not be obligated to continue making salary payments after your last day of employment.

Congratulations  Jim  on  this  well  deserved  promotion.   Please  acknowledge
acceptance of this offer by signing where indicated and returning the original copy to me.

Very truly yours,

/s/ Brian D. McLaughlin

Brian D. McLaughlin
Chief Executive Officer


ACKNOWLEDGED AND ACCEPTED:

/s/ James D. Fabris                                        December 15, 1997
--------------------------------------------------   ---------------------------
               James D. Fabris                                   Date